CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Capital Income Fund:

We consent to the use of our report dated October 25, 2016, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Capital Income Fund and subsidiary as of August 31, 2016, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado

December 23, 2016